Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-253968, 333-230132, 333-223478, 333-216530, 333-209906, 333-202541, 333-194290, 333-187004, and 333-179799) on Form S-8, and in the registration statements (Nos. 333-223487, 333-221298, 333-191856, and 333-191834) on Form S-3 of Guidewire Software, Inc. of our report dated September 26, 2022, with respect to the consolidated financial statements of Guidewire Software, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California

September 26, 2022